Exhibit 5.1

Jerome D. Okarma Vice President, Secretary and General Counsel Johnson Controls, Inc. 5757 N. Green Bay Avenue, Milwaukee, WI 53209 Tel (414) 524-3400 Fax (414) 524-2077

November 23, 2011

Johnson Controls, Inc.

5757 North Green Bay Avenue

Milwaukee, Wisconsin 53209

Ladies and Gentlemen:

I am Vice President, Secretary and General Counsel of Johnson Controls, Inc., a Wisconsin corporation (the “Company”), and, in such capacity, have advised the Company in connection with the preparation of a Registration Statement on Form S-3 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to 2,713,224 shares of the Company’s Common Stock, $0.01 7/18 par value (the “Common Stock”), that may be delivered pursuant to the Company’s Automatic Dividend Reinvestment and Common Stock Purchase Plan (the “Plan”). The Plan contemplates that the agent administering the Plan will employ participants’ funds to acquire Common Stock by purchasing Common Stock in the open market, in negotiated transactions or through purchases of newly issued Common Stock, or shares of treasury stock, from the Company.

In my capacity as Vice President, Secretary and General Counsel of the Company, I have examined: (a) the Registration Statement, including the prospectus and the exhibits (including those incorporated by reference) constituting a part thereof; (b) the Restated Articles of Incorporation of the Company, as amended to date; (c) the Amended and Restated Bylaws of the Company, as amended to date; (d) resolutions of the Company’s Board of Directors relating to the authorization of the delivery of the Common Stock subject to the Registration Statement; (e) the Plan; and (f) such other proceedings, documents and records as I have deemed necessary to enable me to render this opinion.

In my examination of the above-referenced documents, I have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to me as originals and the conformity with the originals of all documents submitted to us as copies.

Based upon and subject to the foregoing and the other matters set forth herein, I am of the opinion that the shares of Common Stock to be delivered under the Plan that constitute shares newly issued by and purchased directly from the Company, when delivered pursuant to the terms and conditions of the Plan, will be validly issued, fully paid and nonassessable and no personal liability will attach to the ownership thereof.

With respect to the foregoing opinion, at one time Section 180.0622(2)(b) of the Wisconsin Business Corporation Law imposed personal liability upon shareholders for debts owing to employees of the Company for services performed, but not exceeding six months’ service in any one case. This statutory provision was repealed by 2005 Wisconsin Act 474, which provided that the repeal applies to debts incurred on or after June 14, 2006.

I consent to the use of this opinion as an exhibit to the Registration Statement. In giving my consent, I do not admit that I am an “expert” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Johnson Controls, Inc.

November 23, 2011

This opinion is limited to the laws of the State of Wisconsin and the federal laws of the United States applicable therein, and I express no opinion with respect to the laws of any other state or jurisdiction.

Very truly yours,

/s/ Jerome D. Okarma

Jerome D. Okarma

in his capacity as Vice President, Secretary and

General Counsel of

Johnson Controls, Inc.